Exhibit DD

ENGLISH LANGUAGE TRANSLATION

FOR INFORMATION PURPOSES ONLY

MPI

A French société anonyme with a share capital of 11,533,653.40 euros

Registered office: 51, rue d’Anjou – 75008 Paris

517 518 247 R.C.S. Paris

Notice of meeting

Agenda

Shareholders of MPI (the “Company”) are informed that an ordinary and extraordinary shareholders’ meeting will be held on 17 December 2015 at 10 am at Pavillon Gabriel – 5, avenue Gabriel – 75008 Paris, to deliberate on the following agenda:

I.	Agenda for the ordinary shareholders’ meeting:

1.	Exceptional distribution withdrawn from retained earnings;

II.	Agenda for the extraordinary shareholders’ meeting:

2.	Review and approval of the proposed merger of the Company into Etalissements Maurel & Prom, the resulting dissolution of the Company without liquidation, and the terms of compensation for Company’s shareholders, subject to satisfaction of the conditions precedent defined in the proposed merger agreement; and

3.	Powers to complete formalities.

The notice prior to this ordinary and extraordinary shareholders’ meeting including the agenda, the proposed resolutions and the practical information about how to participate and to vote was published in the Bulletin des Annonces légales obligatoires (BALO) no. 135 on 11 November 2015, under announcement number 1505087.

A. Preliminary formalities for attending the shareholders’ meeting. – All shareholders are entitled to attend the shareholders’ meeting regardless of the number of shares they own and whether those shares are bearer or registered shares.

Only those shareholders who can prove their status by the registration of their shares in their name or in the name of the intermediary registered on their behalf pursuant to subparagraph 7 of article L. 228-1 of the French Commercial Code at least two business days prior to the shareholders’ meeting, i.e., by 00:00, Paris time, on Tuesday 15 December 2015 at the latest, either in the registered share accounts kept for the Company by its agent CACEIS Corporate Trust or in the bearer share accounts kept by the authorised intermediary, will be permitted to take part in the shareholders’ meeting.

The registration or recording of the shares in bearer share accounts kept by an authorised intermediary must be established by a statement of ownership (certificat de participation) issued by the intermediary, to be enclosed with the postal voting form, proxy form or request for an admission card (carte d’admission) prepared in the name of the shareholder or on behalf of the shareholder if represented by a registered intermediary.

Shareholders wishing to attend the meeting in person and who have not received their admission card two business days prior to the meeting (i.e., by 00:00, Paris time, on Tuesday 15 December 2015) must also obtain a statement of ownership.

ENGLISH LANGUAGE TRANSLATION

FOR INFORMATION PURPOSES ONLY

B. Attendance of the shareholders’ meeting. – Shareholders wishing to attend the shareholders’ meeting may choose from among the three following options:

1) to attend the shareholders’ meeting in person;

2) to grant a proxy to the meeting chairman, another shareholder, their spouse or partner in a pacte civil de solidarité or to any other individual or legal entity of their choice in accordance with the conditions set forth in article L. 225-106 I of the French Commercial Code;

3) to vote by post.

Where a shareholder has already requested an admission card or statement of ownership, submitted a proxy form or voted by post, that shareholder may not then choose another method of attending the meeting.

— Voting by proxy or by post: registered shareholders (with the Company or through an intermediary) will automatically receive their proxy and postal voting forms by post. Bearer shareholders must request the forms from CACEIS Corporate Trust, Service Assemblées Générales, 14, rue Rouget-de-Lisle, 92862 Issy-les-Moulineaux Cedex 9, it being understood that their requests must be received by CACEIS Corporate Trust at least six days before the shareholders’ meeting, i.e., on Friday 11 December 2015.

If voting by proxy, shareholders must send their completed and signed proxy voting form to CACEIS Corporate Trust, Service Assemblées Générales, 14, rue Rouget-de-Lisle, 92862 Issy-les-Moulineaux Cedex 9, stating their last name, first name and address, together with the information concerning their proxy (or a statement to the effect that proxy is granted to the meeting chairman). Proxies may be revoked under the same conditions. Proxies may also be granted or revoked by email under the conditions set forth below.

Only proxy forms (granting or revoking a proxy) that have been completed and signed and received by CACEIS Corporate Trust at least three days before the meeting date, i.e., by 00:00, Paris time, on Monday 14 December 2015, will be taken into account (save where submitted by email – see below).

Where voting by post, shareholders must send their completed and signed form to CACEIS Corporate Trust, Service Assemblées Générales, 14, rue Rouget-de-Lisle, 92862 Issy-les-Moulineaux Cedex 9 at least three days before the meeting date, i.e., by 00:00, Paris time, on Monday 14 December 2015.

For holders of bearer shares, proxy or postal voting forms will only be taken into account where accompanied by the statement of ownership mentioned above in paragraph A.

— Voting and appointing/revoking proxies by email: pursuant to the provisions of article R. 225-79 of the French Commercial Code, shareholders may also grant and revoke proxies by email, in accordance with the following conditions:

– for holders of registered shares: by sending an email bearing an electronic signature obtained from a third party certification authority with the applicable legal and regulatory accreditations to the following email address: ct-mandataires-assemblees@caceis.com, stating their last name, first name, address and CACEIS Corporate Trust identifier for shareholders registered with the Company (information available on the top left of their account statement) or the identifier issued by their financial intermediary for shareholders registered through an intermediary, together with the last and first names of the proxy to be appointed or dismissed;

– for holders of bearer shares: by sending an email bearing an electronic signature obtained from a third party certification authority with the applicable legal and regulatory accreditations to the following email address: ct-mandataires-assemblees@caceis.com, stating their last name, first name, address and full bank details, together with the last and first names of the proxy to be appointed or dismissed, and subsequently asking the financial intermediary that manages their account to send confirmation in writing (by post or by fax) to CACEIS Corporate Trust, Service Assemblées Générales, 14, rue Rouget-de-Lisle, 92862 Issy-les-Moulineaux Cedex 9, fax: 01 49 08 05 82.

Forms granting or revoking proxies and sent by email will only be taken into account if received by CACEIS Corporate Trust on the day before the meeting at the latest, i.e., by 3:00 pm, Paris time, on Wednesday 16 December 2015.

No requests or notifications concerning any matter other than the appointment or dismissal of a proxy may be sent to the above email address; any other requests or notifications will not be taken into account and/or processed.

ENGLISH LANGUAGE TRANSLATION

FOR INFORMATION PURPOSES ONLY

Please note that for any proxy forms submitted without identifying a specific proxy, the meeting chairman will enter a vote in favour of adopting the proposed resolutions submitted or approved by the board of directors and against all other proposed resolutions. Should shareholders wish to enter any other vote, they will need to select a proxy who agrees to follow their voting instructions.

It will not be possible for shareholders to vote electronically at this meeting and no dedicated website within the meaning of article R. 225-61 of the French Commercial Code will be set up for this purpose.

— Transfers of shares: shareholders who have already voted by post, sent a proxy form or requested an admission card or statement of ownership are entitled to transfer all or part of their shares at the time of their choosing. Nevertheless, should the transfer take place before the second business day preceding the general meeting, namely, before 00:00, Paris time, on Tuesday 15 December 2015, the Company will invalidate or amend the postal vote, proxy, admission card or statement of ownership, as applicable. For this purpose, the authorised intermediary holding the shareholder’s account will notify the Company or its agent (CACEIS Corporate Trust) of the transfer and provide all necessary information.

Any share transfers carried out after the second business day preceding the meeting, i.e., after 00:00, Paris time, on Tuesday 15 December 2015, regardless of the method used, will not be notified to the Company by the authorised intermediary or taken into account by the Company, notwithstanding any agreements to the contrary.

C. Shareholder information rights. — All documents and information relating to the meeting will be made available to the shareholders under the applicable legal and regulatory conditions at the Company’s registered office, at 51 rue d’Anjou – 75008 Paris, or by request from CACEIS Corporate Trust, Service Assemblées Générales, 14, rue Rouget-de-Lisle, 92862 Issy-les Moulineaux Cedex 9 – fax: 01.49.08.05.82.

In addition, the documents listed in article R. 225-73-1 of the French Commercial Code have been made available on the Company’s website (http://www.mpienergy.com) within the timeframe provided for by the applicable legal and regulatory provisions.

D. Questions in writing. — Pursuant to the applicable laws and regulations, the shareholders are entitled to submit questions in writing to the board of directors. Their questions must be submitted to the Company by letter sent by registered post with confirmation of receipt to MPI, 51, rue d’Anjou – 75008 Paris, or by email to assemble.mpi-questions-ecrites@mpienergy.com no later than four business days prior to the meeting date, namely, before Friday 11 December 2015. All questions must be accompanied by a shareholding certificate (attestation d’inscription en compte) to be taken into account.

The following email address may only be used for questions submitted in writing: assemble.mpi- questions-ecrites@mpienergy.com; any other requests or notifications concerning any other matter will not be taken into account and/or processed.

Pursuant to the applicable regulations, the Company may provide a combined response to written questions if they concern the same subject. Answers to written questions may be published directly on the Company’s website (http://www.mpienergy.com).

The Board of Directors

ENGLISH LANGUAGE TRANSLATION

FOR INFORMATION PURPOSES ONLY

Important information

This document does not constitute and shall not be construed as an offer or the solicitation of an offer to purchase, sell or exchange any securities of MAUREL & PROM or MPI. In particular, it does not constitute an offer or the solicitation of an offer to purchase, sell or exchange of securities in any jurisdiction (including the US, the United Kingdom, Australia, Canada and Japan) in which it would be unlawful or subject to registration or qualification under the laws of such jurisdiction.

This business combination is made for the securities of a foreign company, and is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in any of the documents made available to the public in the context of the business combination have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the US federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

In connection with the proposed transaction, the required information documents will be filed with or registered by the Autorité des Marchés Financiers (“AMF”). Investors and shareholders are strongly advised to read the information documents that have been filed with or registered by the AMF because they contain important information.

Shareholders and investors may obtain free copies of documents filed with or registered by the AMF at the AMF’s website at www.amf- france.org or directly from MAUREL & PROM’s website (www.maureletprom.fr) or MPI’s website (www.mpienergy.com)

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